Exhibit 99.1

Investor Relations Contact:
Chip Wochomurka
(615) 614-4493
chip.wochomurka@healthways.com

HEALTHWAYS REPORTS THIRD-QUARTER FINANCIAL RESULTS
———————————
2013 Financial Guidance Reduced to Reflect Slower Pace in Market Transition of
Risk-Based Lives to ACOs
———————————
Establishes Initial Financial Guidance for 2014

NASHVILLE, Tenn. (October 24, 2013) – Ben R. Leedle, Jr., president and chief executive officer of Healthways, Inc. (NASDAQ: HWAY), today announced financial results for the third quarter ended September 30, 2013.  Total revenues for the quarter were $166.6 million, equal to revenues for the third quarter of 2012.  Net income for the third quarter of 2013 was $1.8 million, or $0.05 per diluted share, compared with $5.0 million, or $0.15 per diluted share, for the third quarter of 2012.

Leedle commented, "Healthways' financial results for the third quarter of 2013 were below our expectations, and we are lowering our financial guidance for 2013 for two primary reasons.  The majority of the guidance change results from a much lower number of risk lives available in 2013 for our total population management services to health systems than was forecast in our previous guidance.  A smaller but still important impact came from the normal fluctuations in the memberships of our commercial health plan customers, where we experienced a net reduction in lives compared with our expectations.

"The rapid movement in 2012 and early 2013 toward value-based models of care has slowed as both payers and providers confront the magnitude and complexity of the change required across their enterprises for operating success. Our previous expectations reflected the momentum we experienced in signing six health system contracts and building an active pipeline of new potential health system customers, but did not incorporate the impact of the slowdown.  For Healthways this slowdown has affected the ramp of lives at risk for quality and financial outcomes management.

"The shortfall in risk lives with some of our health system customers has resulted in delays in the advancement and/or the launch of certain components of our total population management solution, thus accounting for a significantly lower than anticipated ramp of these contracts for 2013.  This delay, which we believe is simply a timing issue, is not related to any operating issues or achievement of critical outcomes performance on the part of Healthways.  In fact, we continue to expect to add new health system clients through an array of well-being improvement solutions.

"We have responded to the evolving needs of both our health system and health plan customers by focusing on products and services to drive meaningful revenues before, during and after the transition to value-based reimbursement.  For example, our exclusive agreement in July 2013 to operate and license Dr. Dean Ornish's Lifestyle Management Programs (Ornish Program) enables us to provide

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immediate value to our customers.  The Ornish Program affords revenue growth for providers while creating strong medical savings for payers.  These characteristics make the Ornish Program valuable for all the stakeholders in both fee for service and value-based reimbursement models."

Solid Core Business Performance

"We have already renewed two of the three largest contracts up for renewal in 2013, and we expect to renew the third contract by year end," said Leedle. "Our third quarter results and reduced guidance for 2013 were not the result of new contract terminations. Due to the continued solid operating performance and revenue growth in our health plan, employer and fitness (primarily SilverSneakers®) markets, our third-quarter revenue growth offset the termination at the end of 2012 of the Cigna contract and one other health plan contract (the "two terminated contracts").   Excluding the two terminated contracts, revenues for the third quarter of 2013 increased $20.7 million, or 14.2%, over the third quarter last year (see page 8 for a reconciliation of non GAAP financial measures). We also produced net cash flow from operations for the third quarter of $12.5 million.

"In addition, we expect the growth across our markets for full-year 2013 to offset the $80 million 2013 impact of the two terminated contracts. We expect this underlying growth for 2013 and the continuing strength of our business development momentum, will lead to profitable growth for 2014."

Business Development Momentum

"Supporting our outlook for the balance of 2013 and into 2014, the pace of our business development remains intense," continued Leedle.  "During the third quarter, we signed 23 contracts, including seven contracts with new customers, five contract expansions and 11 contract extensions.  These contracts covered all of our markets: for example, the health systems market through our new contract with Beacon Health Systems; international markets through a long-term contract extension with Hospitals Contributions Fund in Australia; the large employer market through our new contract with the Georgia Department of Community Health's State Health Benefit Plan; the commercial health plan market through an extended contract with BlueCross BlueShield of Tennessee; the Medicare Advantage market with new and extended contacts with Premera Blue Cross and with Highmark Health Services, respectively; and the Medicaid risk market through a contract extension with L.A. Care Health Plan.

"We have already signed additional new and renewed contracts in the fourth quarter to date for large employers and commercial and Medicare health plans, and we expect to sign further significant contracts before year end. In addition, we have continued to expand our well-being value proposition. As previously mentioned, in the third quarter we announced an exclusive partnership with Dr. Dean Ornish to operate and license the Ornish Program. We expect that our capability to scale the delivery of these programs will accelerate the adoption of our well-being platform with health systems across geographic markets and lead to a series of meaningful new commitments from health plans and physician groups.  The first commitments, listed in the table below, are expected to be operational in either the fourth quarter of 2013 or the first quarter of 2014.  These are market leading organizations and are indicative of the breadth and depth of demand for these solutions."

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ORNISH PROGRAM COMMITMENTS

Organization	Region	Status
Beacon Health System	Indiana	Expanded
Beebe Medical Center	Delaware	New
Beth Israel Medical Center	New York	New
Cleveland Clinic	Ohio	New
Hackensack University Medical Center	New Jersey	New
Hawaii Medical Service Association (BCBS)	Hawaii	Expanded
Texas Health Resources	Texas	Expanded
UCLA Health System	California	New
Wellmont Health System	Tennessee	Expanded

Well-Being Improvement: Adoption, Endorsement and Expansion

Woodson Merrell, M.D., Chairman of the Department of Integrative Medicine and Executive Director, Center for Health and Healing at Beth Israel Medical Center said, "We are thrilled and honored to be offering Dr. Ornish's Program for Reversing Heart Disease at the Center for Health and Healing of the Beth Israel Medical Center (part of the Mt. Sinai Health System).  It is the leading program in this space; there is not even a close second."

"UCLA is fully committed to offering the Ornish program, and we are actively developing our first site for the program," said David T. Feinberg, M.D., M.B.A., President, UCLA Health System and CEO UCLA Hospital System.

Michael F. Roisen, M.D., Chief Wellness Officer, and Chair, Wellness Institute of the Cleveland Clinic commented, "The Cleveland Clinic will feature the Ornish program for reversing heart disease in its armamentarium for treating heart and vascular disease."

Dr. Jerry Blackwell, President of Wellmont CVA Heart Institute said, "Dr. Ornish's program is the only program scientifically proven to reverse heart disease without drugs or surgery in randomized clinical trials.  We are thrilled to be offering this state of the art lifestyle program for our patients. Medicare and other major insurance companies are covering Dr. Ornish's program so we can make it available to those who most need it."

Leedle added, "In addition to the growing demand for the Ornish Program, earlier this week we announced an exclusive agreement to deliver Dave Ramsey's CORETM Financial Wellness program as an integrated component of the Healthways Well-Being Improvement Solution. We also extended and expanded our strategic relationship with Dan Buettner and Blue Zones, announcing two new Blue Zones projects, one in Fort Worth Texas with Texas Health Resources and the other in Hawaii with Hawaii Medical Service Association (HMSA).  These new and expanded relationships represent additional growth opportunities and further illustrate our strongly differentiated market position, built on our unique ability to provide scaled and proven well-being improvement solutions that quantifiably lower healthcare costs and enhance productivity.

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"Our strong market position and the opportunities related to the transition to value-based reimbursement have been further validated by two additional recent announcements. Earlier this week we announced that Renaissance Health Network, a leading clinically integrated primary care organization will use our physician integration model, Well-Being Direct, to optimize population health management for its 32,000 Medicare patients in its Pioneer ACO contract with the Centers for Medicare and Medicaid Innovation. Renaissance already provides value-based population health management to 150,000 lives, and their selection of Well-Being Direct to deepen their population health capabilities and expand their historic success as a value-based provider speaks to the significance of our ability to partner with physician organizations.

"In addition, we recently announced a $20 million investment in Healthways by CareFirst BlueCross BlueShield, a large, long-term customer.  Our population health management capabilities are an integral part of CareFirst's Patient Centered Medical Home program, which equips primary care physicians with the resources to provide higher quality, lower cost care to over one million CareFirst members. The structure of the investment incentivizes both parties to grow our relationship and expand it to third-party payors and providers.  Given our deep, long-term integration with CareFirst, their investment represents a strong validation of our value proposition and growth potential."

Financial Guidance

Healthways has reduced its financial guidance for 2013, based on the Company's financial and operating results for the first nine months of 2013 and expectations for a continued slower than expected ramping of fourth-quarter revenues under certain contracts.  The Company's guidance for 2013 revenues includes a sequential-quarter increase in fourth-quarter revenue, to a range of $171 million to $181 million, and total 2013 revenues in a range of $665 million to $675 million. Further, the Company expects fourth-quarter 2013 net income per diluted share in a range of $0.00 to $0.06 and total 2013 net loss per share in a range of $0.10 to $0.04.

Healthways also has initially established its guidance for 2014 revenues in a range of $725 million to $760 million.  Healthways continues to expect EBITDA margins to expand sequentially in 2014 and beyond.

Summary

Leedle concluded, "Although our reduction in 2013 guidance was driven predominately by a shortfall in risk-life aggregation with certain health systems, we fully expect the risk-life volume to accelerate over time and for health system total population management to be a significant growth opportunity. In addition to expected growth in our health systems market, we continue to expect solid performance from our core markets with resulting growth in revenues and margins for 2014 and beyond."

Conference Call

Healthways will hold a conference call to discuss this release today at 5:00 p.m. Eastern Time. Investors will have the opportunity to listen to the conference call live over the Internet by going to www.healthways.com and clicking Investor Relations, or by going to www.earnings.com, at least 15 minutes early to register, download and install any necessary audio software.  For those who cannot

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 listen to the live broadcast, a telephonic replay will be available for one week at 719-457-0820, code 6885653, and the replay will also be available on the Company's web site for the next 12 months.

Safe Harbor Provisions

This press release contains forward-looking statements, including our guidance and financial expectations for future periods, which are based upon current expectations, involve a number of risks and uncertainties and are subject to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.  Those forward-looking statements include all statements that are not historical statements of fact and those regarding the intent, belief or expectations of the Company, including, without limitation, all statements regarding the Company's future earnings and results of operations. Those forward-looking statements are subject to the finalization of the Company's quarterly financial accounting procedures and may be affected by certain risks and uncertainties, including, but not limited to:

•	the effectiveness of management's strategies and decisions;
•	the Company's ability to sign and implement new contracts for our solutions;
•	the Company's ability to accurately forecast the costs required to successfully implement new contracts;
•	the Company's ability to accurately forecast the costs necessary to integrate new or acquired businesses, services (including outsourced services) or technologies into the Company's business;
•
the Company's ability to achieve estimated annualized revenue in backlog in the manner and within the timeframe we expect, which is based on certain estimates regarding the implementation of our services;

•	the Company's ability to anticipate change and respond to emerging trends in the domestic and international markets for healthcare and the impact of the same on demand for the Company's services;
•
the Company's ability to implement its integrated data and technology solutions platform within the required time frame and expected cost estimates and to develop and enhance this platform and/or other technologies to meet evolving customer and market needs;

•
the Company's ability to renew and/or maintain contracts with its customers under existing terms or restructure these contracts on terms that would not have a material negative impact on the Company's results of operations;

•
the Company's ability to accurately forecast the Company's revenues, margins, earnings and net income, as well as any potential charges that the Company may incur as a result of changes in its business;

•	the Company's ability to accurately forecast performance and the timing of revenue recognition under the terms of its customer contracts ahead of data collection and reconciliation;
•	the Company's ability to accurately forecast enrollment and participation rates in services and programs offered within the Company's contracts;
•	the risks associated with deriving a significant concentration of revenues from a limited number of customers;
•	the risks associated with foreign currency exchange rate fluctuations;
•	the ability of the Company's customers to provide timely and accurate data that is essential to the operation and measurement of the Company's performance;

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•
the Company's ability to achieve the contractually required cost savings and clinical outcomes improvements and reach mutual agreement with customers with respect to cost savings, or to achieve such savings and improvements within the time frames it contemplates;

•	the risks associated with changes in macroeconomic conditions;
•	the risks associated with data privacy or security breaches, computer hacking, network penetration and other illegal intrusions;
•	the Company's ability to effectively compete against other entities, whose financial, research, staff, and marketing resources may exceed our resources;
•	the Company's ability to service its debt and remain in compliance with its debt covenants;
•	counterparty risk associated with our interest rate swap agreements and foreign currency exchanged contracts;
•	the impact of litigation involving the Company and/or its subsidiaries;
•
the impact of future state, federal and international legislation and regulations applicable to the Company's business, including the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 on the Company's operations and/or demand for its services; and

•	other risks detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and other filings with the Securities and Exchange Commission.

The Company undertakes no obligation to update or revise any such forward-looking statements.

About Healthways

Healthways is the largest independent global provider of well-being improvement solutions. Dedicated to creating a healthier world one person at a time, the Company uses the science of behavior change to produce and measure positive change in well-being for our customers, which include employers, integrated health systems, hospitals, physicians, health plans, communities and government entities.  We provide highly specific and personalized support for each individual and their team of experts to optimize each participant's health and productivity and to reduce health-related costs.  Results are achieved by addressing longitudinal health risks and care needs of everyone in a given population. The Company has scaled its proprietary technology infrastructure and delivery capabilities developed over 30 years and now serves approximately 45 million people on four continents.  Learn more at www.healthways.com.

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HEALTHWAYS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Revenues	$166,615	$166,559	$494,049	$501,990
Cost of services (exclusive of depreciation and amortization of $9,115, $9,158, $26,826, and $26,689, respectively, included below)	131,109	126,782	405,835	396,321
Selling, general and administrative expenses	16,440	14,727	43,816	43,455
Depreciation and amortization	12,952	13,259	39,499	38,233

Operating income	6,114	11,791	4,899	23,981
Interest expense	5,006	3,249	11,486	10,822

Income (loss) before income taxes	1,108	8,542	(6,587)	13,159
Income tax expense (benefit)	(691)	3,514	(3,336)	5,739

Net income (loss)	$1,799	$5,028	$(3,251)	$7,420

Earnings (loss) per share:
Basic	$0.05	$0.15	$(0.09)	$0.22

Diluted	$0.05	$0.15	$(0.09)	$0.22

Comprehensive income (loss)	$2,444	$4,909	$(2,444)	$7,688

Weighted average common shares
and equivalents:
Basic	34,682	33,683	34,288	33,485
Diluted (1)	35,834	34,068	34,288	33,706

(1)The assumed exercise of stock-based compensation awards for the nine months ended September 30, 2013 was not considered because the impact would be anti-dilutive.

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Healthways, Inc.
Reconciliation of Non-GAAP Measures to GAAP Measures
(Unaudited)

Reconciliation of Revenues Excluding the Two Terminated Contracts
 to Revenues, GAAP Basis

	Three Months Ended	Three Months Ended
	September 30, 2013	September 30, 2012
Revenues excluding the two terminated contracts (1)	$166.0	$145.3
Revenues attributable to the two terminated contracts (2)	0.6	21.3
Revenues, GAAP basis	$166.6	$166.6

(1) Revenues excluding the two terminated contracts is a non-GAAP financial measure.  The Company excludes revenues attributable to the two terminated contracts from this measure because of the significance of these terminated contracts.  The Company believes it is useful to investors to provide disclosures of its operating results and guidance on the same basis as that used by management.  You should not consider revenues excluding the two terminated contracts in isolation or as a substitute for revenues determined in accordance with accounting principles generally accepted in the United States.

(2) Revenues attributable to the two terminated contracts consist of pre-tax revenues of $0.6 million and $21.3 million for the three months ended September 30, 2013 and 2012, respectively.
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HEALTHWAYS, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

ASSETS

	September 30,	December 31,
	2013	2012
Current assets:
Cash and cash equivalents	$2,815	$1,759
Accounts receivable, net	85,731	108,337
Prepaid expenses	13,283	9,727
Other current assets	6,648	7,227
Income taxes receivable	5,653	5,920
Deferred tax asset	8,169	8,839
Total current assets	122,299	141,809

Property and equipment:
Leasehold improvements	38,406	40,679
Computer equipment and related software	283,707	267,902
Furniture and office equipment	23,591	23,552
Capital projects in process	23,612	11,799
	369,316	343,932
Less accumulated depreciation	(211,355)	(187,438)
	157,961	156,494

Other assets	69,546	21,042
Intangible assets, net	81,809	90,228
Goodwill, net	339,132	338,695

Total assets	$770,747	$748,268

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HEALTHWAYS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)
(Unaudited)

LIABILITIES AND STOCKHOLDERS' EQUITY

	September 30,	December 31,
	2013	2012
Current liabilities:
Accounts payable	$20,547	$26,343
Accrued salaries and benefits	15,848	24,909
Accrued liabilities	36,095	39,234
Deferred revenue	5,197	5,643
Contract billings in excess of earned revenue	19,263	14,793
Current portion of long-term debt	13,737	11,801
Current portion of long-term liabilities	3,181	5,535
Total current liabilities	113,868	128,258

Long-term debt	246,926	278,534
Long-term deferred tax liability	35,461	36,053
Other long-term liabilities	67,287	26,602

Stockholders' equity:
Preferred stock
$.001 par value, 5,000,000 shares
authorized, none outstanding	—	—
Common stock
$.001 par value, 120,000,000 shares authorized,
35,024,421 and 33,924,464 shares outstanding	35	34
Additional paid-in capital	282,184	251,357
Retained earnings	53,290	56,541
Treasury stock, at cost, 2,254,953 shares in treasury	(28,182)	(28,182)
Accumulated other comprehensive loss	(122)	(929)
Total stockholders' equity	307,205	278,821

Total liabilities and stockholders' equity	$770,747	$748,268

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HWAY Reports Third-Quarter Results

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HEALTHWAYS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)
	Nine Months Ended
	September 30,
	2013	2012
Cash flows from operating activities:
Net income (loss)	$(3,251)	$7,420
Adjustments to reconcile net income (loss) to net cash flows provided by operating activities, net of business acquisitions:
Depreciation and amortization	39,499	38,233
Amortization and write-off of deferred loan costs	1,096	2,077
Amortization of debt discount	1,497	—
Share-based employee compensation expense	5,207	4,652
Deferred income taxes	45	(1,517)
Excess tax benefits from share-based payment arrangements	(572)	(477)
Decrease (increase) in accounts receivable, net	23,185	(17,081)
Decrease in other current assets	138	779
Decrease in accounts payable	(4,363)	(6,029)
Decrease in accrued salaries and benefits	(9,777)	(14,454)
(Decrease) increase in other current liabilities	(398)	12,912
Other	(941)	(3,124)
Net cash flows provided by operating activities	51,365	23,391

Cash flows from investing activities:
Acquisition of property and equipment	(32,833)	(40,735)
Business acquisitions, net of cash acquired	(830)	(4,693)
Other	(5,754)	(6,075)
Net cash flows used in investing activities	(39,417)	(51,503)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	314,800	653,874
Payments of long-term debt	(461,380)	(631,315)
Deferred loan costs	(5,210)	(2,547)
Excess tax benefits from share-based payment arrangements	572	477
Exercise of stock options	12,562	2,835
Proceeds from cash convertible senior notes	150,000	—
Proceeds from sale of warrants	15,150	—
Payments for convertible note hedge transactions	(36,750)	—
Change in outstanding checks and other	104	6,471
Net cash flows (used in) provided by financing activities	(10,152)	29,795

Effect of exchange rate changes on cash	(740)	24

Net increase in cash and cash equivalents	1,056	1,707

Cash and cash equivalents, beginning of period	1,759	864

Cash and cash equivalents, end of period	$2,815	$2,571

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